                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        Chock Full O'Nuts Corporation
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                        Chock Full O'Nuts Corporation
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- - --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                         CHOCK FULL O'NUTS CORPORATION
                              370 LEXINGTON AVENUE
                              NEW YORK, N.Y. 10017

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                    FRIDAY, DECEMBER 16, 1994 AT 10:00 A.M.
                          DORAL HOTELS OF MURRAY HILL
                                RENAISSANCE ROOM
                              130 EAST 39TH STREET
                            NEW YORK, NEW YORK 10016

                               ----------------

                          PLEASE SIGN, DATE AND RETURN
                          THE ENCLOSED PROXY PROMPTLY

                               ----------------

To the Stockholders of
  CHOCK FULL O'NUTS CORPORATION:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Chock Full O'Nuts Corporation (the "Company") will be held at the Doral Hotels of Murray Hill, Renaissance Room, 130 East 39th Street, New York, New York 10016 on Friday, December 16, 1994 at 10:00 A.M., Eastern Standard Time, for the following purposes:

    1. To elect four directors for three year terms.

    2. To ratify the appointment of independent auditors for 1995.

    3. To consider and approve an amendment to the Company's Incentive Compensation Plan to increase by 150,000 shares the number of shares available for grant under the Plan.

    4. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

  Only stockholders of record at the close of business on October 24, 1994 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                     By Order of the Board of Directors

                                                       MARTIN J. CULLEN
                                                              Secretary
Dated:New York, N.Y.
October 24, 1994

- - --------------------------------------------------------------------------------
IMPORTANT:  Whether or not you expect to attend the meeting, please complete, date and sign the proxy and return it promptly in the enclosed envelope.

                         CHOCK FULL O'NUTS CORPORATION

                                PROXY STATEMENT

  This Statement is furnished to the stockholders of Chock Full O'Nuts Corporation (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the 1994 Annual Meeting of Stockholders of the Company to be held at the Doral Hotels of Murray Hill, Renaissance Room, 130 East 39th Street, New York, New York 10016 on Friday, December 16, 1994 at 10:00 A.M., Eastern Standard Time, and at any adjournments thereof.

  The approximate date on which this Statement and the accompanying proxy will be mailed to stockholders is October 24, 1994. The Company's Annual Report, including financial statements, has been mailed to stockholders along with this Statement.

  All shares represented by each properly executed, unrevoked proxy received in time for the meeting will be voted as specified. In the absence of any specification, proxies will be voted for the election of the four persons listed herein as nominees as directors, for the amendment to the Company's Incentive Compensation Plan increasing by 150,000 the number of shares available for grant under the Plan and for the ratification of the appointment of Ernst & Young as the Company's independent auditors for 1995. Any proxy may be revoked at any time prior to its exercise, by written notification to the Secretary of the Company.

  The Board of Directors has fixed the close of business on October 24, 1994 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at this meeting. The principal office of the Company is located at 370 Lexington Avenue, New York, New York 10017.

  At the Record Date, the Company had outstanding approximately 10,422,000 shares of Common Stock, par value $.25 per share. Each share outstanding entitles the holder thereof to one vote.

  The only persons known to the Company to be the beneficial owner of five percent or more of the Company's Common Stock, as of the Record Date, are listed under "Security Ownership of Certain Beneficial Owners and Management" below.

                             ELECTION OF DIRECTORS

  At this meeting four directors are to be elected to serve for three-year terms, each to hold office until his successor is duly elected and qualified. It is not contemplated that any nominee will be unable to serve as a director, but if such contingency should occur prior to the meeting, the persons named as proxies in the enclosed proxy or their substitutes (the "Proxies") will have the right to vote for substitute nominees. The Proxies were selected by the Board of Directors of the Company and are directors and officers of the Company. Certain information with respect to each nominee, as well as directors continuing in office, is stated below.

DIRECTORS NOMINATED FOR THREE-YEAR TERMS:

  MARK A. ALEXANDER, M.D.--Dr. Alexander was elected to the Board of Directors in October 1993 and is Vice President of Metropolitan Life Insurance Company (a position he had held for more than five years). His responsibilities include managing the decentralized personal life insurance medical underwriting activities for Metropolitan. He is forty-four years old.

  HOWARD M. LEITNER--Mr. Leitner joined the Company in August 1980 and later that year was elected a director. In August 1986, he was elected President in addition to his duties as Chief Financial and Accounting Officer. He has been a Certified Public Accountant for more than 20 years and for two years prior to joining the Company he was an Audit Manager for Ernst & Whinney (now known as Ernst & Young), the successor to S. D. Leidesdorf & Co., with whom Mr. Leitner had been employed as an accountant for the 15 preceding years. He is fifty-three years old.

  HENRY SALZHAUER--Mr. Salzhauer was elected to the Board of Directors in July 1992. He is a Vice President of Benjamin Partners, Inc. ("BPI"), an investment firm. Prior to December 1993, he was a Vice President of Benjamin Electrical Engineering Works, Inc. ("BEEW"), an electrical contracting company (a position he had held for more than five years). He is fifty-nine years old. In November 1993, BEEW sold its electrical contracting assets, including its name, to Fischbach & Moore, Inc. another electrical contractor, and changed its name to BPI.

  R. SCOTT SCHAFLER--Mr. Schafler was elected to the Board of Directors in March 1993 and is President of Cortec Group, Inc. (a position he has held for more than five years), a New York based buyout group specializing in the acquisition and operation of middle market manufacturing companies with proprietary technology or leading distribution channels. He is Chairman of the Board of two Cortec Group affiliates: Conax Corporation, a leading manufacturer of electro-explosive life support equipment (a position he has held for 9 years) and National Controls Corporation, a leading manufacturer of electronic controls for food service companies. He is also President of Cordec Capital Corporation, General Partner of a buyout fund formed in 1990 specializing in the acquisition and operation of middle market manufacturing companies with proprietary technology or leading distribution channels. He is forty-three years old.

DIRECTORS CONTINUING IN OFFICE:

  NORMAN E. ALEXANDER--Mr. Alexander was elected to the Board of Directors in 1982. In February 1994, he was elected non-executive Chairman of the Board of Directors. He is Chairman and Chief Executive Officer of Sequa Corporation, a company providing a broad range of products and services to customers in commercial and government markets (a position he has held for more than five years). He is eighty years old. He is also a director of Richton International Corporation. (Term to expire at the 1995 Annual Meeting).

  MARTIN J. CULLEN--Mr. Cullen was elected to the Board of Directors in 1981. He has been Vice President of the Company for over eighteen years and in June 1981 was also elected Treasurer of the Company. He is sixty years old and has been with the Company for over thirty-nine years. His responsibilities are principally in the area of purchasing and he is currently Secretary of the Company. (Term to expire at the 1996 Annual Meeting).

  VIRGIL GLADIEUX--Mr. Gladieux was elected to the Board of Directors in November 1983. He is Chairman and Chief Executive Officer of V/Gladieux Enterprises, a company engaged in the food service and mass feeding industry, and he has held this position for more than ten years. He is eighty-five years old. (Term to expire at the 1996 Annual Meeting).

  MARVIN I. HAAS--Mr. Haas was elected to the Board of Directors in December 1990. In August 1993, Mr. Haas was elected Chief Executive Officer. He is also Vice Chairman of the Board and Chief Operating Officer, positions he has held since October 1991. He was a consultant to the Company from September 1989 to May 1990. Mr. Haas was President and Chief Operating Officer of Swissrose International (a dairy products importer) for a period of more than five years through April 1987 and subsequently was a self-employed consultant until joining the Company. He is fifty-two years old. (Term to expire at the 1996 Annual Meeting).

  STUART Z. KRINSLY--Mr. Krinsly was elected to the Board of Directors in September 1992. He is Senior Executive Vice President and General Counsel of Sequa Corporation, a company providing a broad range of products and services to customers in commercial and government markets (a position he has held for more than five years). He also is a director of Sequa Corporation. He is seventy-seven years old. (Term to expire at the 1995 Annual Meeting).

  DAVID S. WEIL--Mr. Weil was elected to the Board of Directors in April 1990. He is President and Chief Executive Officer of Ampacet Corporation, a company which is a plastics raw material producer, specializing in the manufacture of color and additive masterbatches used by the plastic processors, (a position he has held for more than five years). He is sixty-nine years old. (Term to expire at the 1995 Annual Meeting).

  Norman E. Alexander is the father of Mark A. Alexander. There is no other family relationship between any officer or director of the Company.

  There were eight meetings of the Company's Board of Directors held during the Company's last fiscal year. The Board of Directors has a Compensation Committee which is presently comprised of Virgil Gladieux, Henry Salzhauer and David S. Weil. The Compensation Committee which met four times relative to fiscal year 1994 performs the function of evaluating the work performance of the Company's executive and administrative employees and determining compensation for such persons. The report of the compensation committee appears on pages 7 and 8 of this proxy statement. The Board of Directors has a Nominating Committee currently comprised of Norman E. Alexander, Stuart Z. Krinsly and Henry Salzhauer which evaluates potential members of the Board of Directors. The Nominating Committee seeks potential nominees for Board membership in many ways and will consider suggestions submitted by stockholders if mailed to the Secretary of the Company. The Board of Directors has an Audit Committee currently comprised of Norman E. Alexander, Virgil Gladieux, R. Scott Schafler and David S. Weil. This Committee met twice relative to the Company's 1994 fiscal year. The Audit Committee approved the selection of Ernst & Young as the Company's independent auditors and met with the auditors to review the planned scope and the results of the audit. The Board of Directors has an Executive Committee comprised of Norman E. Alexander, Marvin I. Haas and David S. Weil. The Executive Committee may exercise the power and authority of the Board of Directors when the entire Board is unable to convene. All directors, except Mark A. Alexander, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of all committees of the Board on which that director served.

 EXECUTIVE COMPENSATION AND TRANSACTIONS WITH DIRECTORS, OFFICERS AND PRINCIPAL
                                    HOLDERS

  The following information is furnished with respect to each of the five highest compensated executive officers of the Company who were executive officers of the Company at any time during the fiscal year ended July 31, 1994:

                               COMPENSATION TABLE

                                                 ANNUAL COMPENSATION
                                              -------------------------
              NAME AND                 FISCAL              OTHER ANNUAL
         PRINCIPAL POSITION             YEAR  SALARY BONUS COMPENSATION
         ------------------            ------ ------ ----- ------------
                                                               (A)
Marvin I. Haas                          1994   $273            $20
Chief Executive Officer (August 1993)   1993    272  $100
Vice Chairman of the Board and          1992    262
Chief Operating Officer
Howard M. Leitner                       1994    225             20
President and Chief Financial Officer   1993    221    82
                                        1992    236
Thomas Donnell                          1994    169    60        5
President and Chief Executive           1993    108    44        2
Officer of Cain's Coffee Company
(Acquired Dec. 1992)
Martin J. Cullen                        1994    192             20
Vice President, Secretary               1993    180    60
and Treasurer                           1992    188
Anthony Fazzari                         1994    179    23       11
Vice President                          1993    162    60
                                        1992    171

- - --------
(a) Perquisites include use of corporate automobiles (ranging between $2,000 and $10,000) and life insurance (ranging between $5,000 and $10,000).

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information concerning options/SARs granted during fiscal 1994 to the named executives:

                               INDIVIDUAL GRANTS

                    NUMBER OF    % OF TOTAL
                    SECURITIES  OPTIONS/SARS
                    UNDERLYING   GRANTED TO  EXERCISE OF            GRANT DATE
                   OPTIONS/SARS EMPLOYEES IN BASE PRICE  EXPIRATION   PRESENT
      NAME           GRANTED    FISCAL YEAR   ($/SHARE)     DATE    VALUE(1)(2)
      ----         ------------ ------------ ----------- ---------- -----------
Marvin I. Haas(3)      -0-
Howard M. Leitner     16,000        14.7        8.50      12/16/03    $75,348
Thomas Donnell        10,000         9.2        8.50      12/16/03     47,093
Martin J. Cullen      10,000         9.2        8.50      12/16/03     47,093
Anthony Fazzari       10,000         9.2        8.50      12/16/03     47,093

- - --------
(1) Options are not exercisable until three years after the date of grant.
(2) Grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange traded options. However, stock options granted by the Company to its executives differ from exchange traded options in three key respects; options granted by the Company to its executives are long-term, non-transferable and subject to vesting restrictions while exchange traded options are short-term and can be exercised or sold immediately in a liquid market. In this presentation, the Black-Scholes Model has been adapted to estimate the present value of the options set forth in the table, taking into consideration a number of factors, including the volatility of the Common Stock, its dividend rate, the term of the option and interest rates. Consequently, because the Black-Scholes Model is adapted to value the options set forth in the table and is assumption-based, it may not accurately determine present value. The actual value, if any, an optionee will realize will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.
(3) On August 29, 1994, Mr. Haas was granted an option to purchase 250,000 shares at $5.75 per share.

  Restricted stock share holdings at July 31, 1994, pursuant to agreements described under "Certain Relationships and Transactions" for Mr. Leitner and Mr. Cullen amounted to 71,120 ($418,000) and 7,112 ($41,800), respectively.

  The Company has established a Benefits Protection Trust with Shawmut Bank, N.A. (the "Trust Fund") and has contributed $700,000 thereto. The Trust Fund is to be used for litigation expenses incurred by Company employees, including all executive officers of the Company, in the event that after a Change-in-Control (as defined) the new management of the Company refuses to pay benefits under any employment contract or any employee benefit plan maintained by the Company.

  As compensation for their services, each independent director (i.e. a director who is not also an officer or employee of the Company) is paid $16,000 in cash. Each independent director who is a member of the Audit Committee or the Compensation Committee is paid $1,000 for attendance at a meeting of the Committee on which he serves. The Company does not pay director fees to directors who are employees of the Company.

  Annual pension payments as of July 31, 1994 under the Company's defined benefit plan which would be payable for Messrs. Haas, Leitner, Cullen and Fazzari (assuming normal retirement date) amount to approximately $20,000, $63,000, $109,000, and $37,000.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee's responsibilities include establishing the Company's policies governing compensation of officers and other key executives of the Company. The Committee's principal objective in setting such policies is to develop a program designed to attract and retain officers and other key executives critical to the success of the Company and to reward and motivate those executives for performance which enhances the profitability of the Company and creates value for its shareholders.

  To achieve these objectives, the Compensation Committee has developed a competitive, market-driven base salary program coupled with an annual incentive cash bonus plan geared toward performance. Base salaries, prior to bonus awards, for officers and key executives have been fixed at levels believed to be generally lower than those for comparable positions in comparable companies. However, these officers and key executives, other than the Chief Executive Officer, the President of the Company and the President and Chief Executive Officer of Cain's Coffee Company, can receive a bonus ranging from 20% to 50% of base pay depending upon, among other matters, the achievement by the Company of certain targeted operating income levels as well as a return on net assets ("RONA") at an agreed upon percent. Fifty percent (50%) of the bonus is dependent upon the achievement of those operating income levels, 25% on the achievement of the specified RONA level and 25% is at the discretion of the Compensation Committee. The Chief Executive Officer and the President can receive a bonus from 20% to 50% of base pay dependent upon, among other matters, the achievement of certain targeted levels of earnings per share (excluding unusual and extraordinary items) and a RONA at an agreed upon percent. Fifty percent (50%) of the bonus is dependent upon achievement of those earnings per share levels, 25% on the achievement of the specified RONA level and 25% is at the discretion of the Compensation Committee. The President and Chief Executive Officer of Cain's Coffee Company can receive a bonus of from 24% to 50% of base pay dependent upon the operating income of such company. In addition, certain other officers can receive a bonus based on specified levels of sales volume and operating profits. Tying a significant portion of overall executive compensation to the achievement of performance objectives and thus making such bonus "at risk" is believed to align the financial interests of the participating executives with those of the Company and its shareholders. The bonus is only paid if the executive is employed as at the last day of the fiscal year. In addition, non-qualified stock options are also granted, from time to time, based upon long-term corporate objectives and individual circumstances. In determining long-term incentive grants, the Compensation Committee has set shareholder value creation as a priority. During fiscal 1994 non-qualified stock options to purchase a total of 109,000 shares of Company common stock were granted to officers and key executives, not including the Company's Chief Executive Officer, at a price of $8.50 per share (the market value on the date of grant). On August 29, 1994, non-qualified stock options to purchase 250,000 shares of Company common stock were granted to the Chief Executive Officer at a price of $5.75 per share (the market value on the date of grant). Options to purchase 26,000 of such shares are contingent upon an amendment to the Company's incentive Compensation Corporation Plan which will increase the number of shares available for grant under the Plan. "See Amendment to Incentive Compensation Plan." The incentive cash bonus program for fiscal 1994 was reviewed for the Compensation Committee by a senior external compensation consulting specialist and found to be in line with competitive practice. The non-qualified stock option grants to management other than the Chief Executive Officer for fiscal 1994 was also reviewed and found to be at the lower end of the competitive range. The non-qualified option grant for the Chief Executive Officer, established to provide a focus on stock performance, was found to be in line with competitive practice for comparable strategic situations.

  The base salary levels for the Chief Executive Officer and all other officers and key executives are reviewed and approved by the Compensation Committee based upon competitive salary data developed by the Committee last year in consultation with a leading firm of compensation consultants. This data includes salaries paid to executives at comparable corporations and is affected by overall salary movement in the workplace, generally, and the food industry in which the Company operates. Salary changes are recommended to the Compensation Committee based upon a comparison between each executive's base pay and those of other companies of similar size in the food industry, the length of service of each executive and how well each executive has performed in relation to predetermined goals and other operational issues which may have arisen during the preceding year.

  Compensation for the Chief Executive Officer for 1994 was determined in accordance with the preceding factors. Mr. Haas' compensation also reflected his inclusion in the incentive bonus program which can provide a substantial part of his overall potential compensation dependent upon the performance of the Company.

                                          COMPENSATION COMMITTEE

                                          VIRGIL GLADIEUX, CHAIRMAN
                                          HENRY SALZHAUER
                                          DAVID S. WEIL

                              COMPANY PERFORMANCE

  The following graph shows a five year comparison of cumulative total returns for the Company, the S&P 500 composite index and the S&P Foods Index.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
         AMONG CHOCK FULL O'NUTS CORPORATION, THE S & P 500 INDEX AND
                             THE S & P FOODS INDEX

                             [GRAPH APPEARS HERE]

                        CHOCK FULL      S & P           S & P
Measurement period      O'NUTS          500             FOODS
(Fiscal year covered)   CORPORATION     INDEX           INDEX
- - ---------------------   -----------     -----           -----
Measurement PT -
07/31/89                $100            $100            $100

FYE 07/31/90            $ 95            $106            $103
FYE 07/31/91            $ 98            $120            $131
FYE 07/31/92            $108            $135            $143
FYE 07/31/93            $113            $147            $129
FYE 07/31/94            $ 83            $155            $139

* $100 invested on 07/31/89 in stock or index including reinvestment of dividends, fiscal year ending July 31.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In March 1987 and January 1988, the Company issued an aggregate of 500,000 shares of its common stock to certain senior key executives pursuant to the Company's Incentive Compensation Plan under restricted stock agreements which provide that the shares are to vest ratably over a period of 14 years. The unvested portion of the shares are subject to forfeiture in the event the Company terminates employment for Cause or the employee terminates employment for a reason other than death, disability, retirement at or after normal retirement date or Good Reason and to accelerated vesting in the event of termination of employment by the Company for any reason other than Cause or termination of employment by the employee for Good Reason, death, disability or retirement. Messrs. Howard Leitner and Martin Cullen were awarded 100,000 and 10,000 shares, respectively, pursuant to these agreements. The number of shares distributed to participants is based upon the fair value of the shares at the date of the award which takes into account the market price of the shares on such date as well as the length and nature of the restrictions imposed upon the award. The fair value of the shares awarded to Messrs. Leitner and Cullen, respectively, pursuant to these agreements was $290,000 and $29,000.

  Certain of the Company's employees (including, but not limited to officers) are furnished with an automobile in connection with their business duties.

  The Board of Directors has adopted an Unfunded Directors Retirement Plan (the "Directors Plan") for directors who are not and never have been employees of the Company (the "Outside Directors"). Each Outside Director who retires from the Board with at least five full years of service as a director of the Company shall, at the latter of age 65 or on the date on which such director retires from the Board (the "Payment Date") receive for a period of 10 years from the Payment Date an annual cash benefit payment (the "Retired Director's Fee") equal to the regular annual director's fee in effect upon such director's retirement; provided, however, that if such director is terminated as a director following a change in control (as defined in the Company's Severance Benefit Payment Plan) the balance of such director's then current term shall be credited toward his five-year service requirement and in addition, the surviving spouse of any director who dies (in office or after retirement) after meeting the foregoing age and service requirements shall receive or continue to receive such director's benefits for the balance of the 10 year period during which the deceased director was entitled thereto, and payment of such Retired Director's Fee shall terminate upon the death of any such director and such director's surviving spouse. Benefits are currently being paid to the surviving spouse of a deceased director. As of the date hereof, two Outside Directors meet the age and service requirements for the receipt of benefits in the event of their retirement.

  In December 1988, March 1989, January 1991 and April 1991 the Chock Full O'Nuts Corporation Employee Stock Ownership Plan purchased shares of the Company's common stock from certain directors and officers as more fully described under the section headed "Employee Stock Ownership Plan".

                                  PENSION PLAN

  The Chock Full O'Nuts Corporation Pension Plan is a noncontributory defined benefit plan covering all non-union employees of the Company. Employees become eligible for membership in the Plan on the anniversary dates coinciding with or next following the date of attainment of age 20 1/2 and completion of a year of service. Participants become fully vested after 5 years of service. Prior thereto there are no benefits payable under the Plan.

  The Plan provides normal retirement benefits, reduced early retirement benefits and increased post-retirement benefits which are available at the employee's option. Benefits are payable in the form of a straight life annuity or a 50% joint and survivor annuity. At Normal Retirement (age 65) or Postponed

Retirement (age 70), a participant receives an annual pension payable in equal monthly installments equal to 2% of his final 5 year average compensation times credited service to a maximum of 50% of the final 5 year average compensation. Credited service includes years of service rendered after reaching age 22. The years of credited service under the Plan at July 31, 1994 of Messrs. Haas, Leitner, Donnell, Cullen, and Fazzari are 4, 14, 0, 25, and 6, respectively.

  Marvin I. Haas and Howard M. Leitner are the Trustees of the Plan.

  The table below shows the estimated annual pension benefits at normal retirement age to an employee upon retirement under the Plan.

        FINAL
       AVERAGE
       EARNINGS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
       --------     --------     --------     --------     --------     --------
      $300,000
      and higher    $90,000      $118,000     $118,000     $118,000     $118,000
      $250,000       75,000       100,000      118,000      118,000      118,000
      $200,000       60,000        80,000      100,000      100,000      100,000
      $150,000       45,000        60,000       75,000       75,000       75,000
      $100,000       30,000        40,000       50,000       50,000       50,000

                           DEFERRED COMPENSATION PLAN

  The Chock Full O'Nuts Deferred Compensation Plan for certain key executives (the "Deferred Compensation Plan") became effective August 1, 1987. The purpose of the Deferred Compensation Plan is to supplement the pension benefits available to certain officers and key employees of the Company under the Chock Full O'Nuts Corporation Pension Plan and to further the growth in the earnings of the Company by offering long-term incentives to such officers and key employees who will be largely responsible for such growth. While the arrangement is considered unfunded for tax purposes, the Company and Wachovia Bank & Trust Company have entered into a grantor trust agreement establishing a trust fund to aid the Company in accumulating the amounts necessary to satisfy its liability for deferred compensation benefits. The assets of the trust will at all times be subject to the claims of the Company's creditors. The Company will make contributions annually in an amount which will fully fund each covered executive's benefit as of his expected retirement, and will make payments of deferred compensation benefits to the extent the trust does not.

  Pursuant to the provisions of the Deferred Compensation Plan, the Compensation Committee of the Board shall determine those employees who shall be entitled to participate in the Deferred Compensation Plan and the amount of the supplemental benefits to be paid to any such participant. Upon such determination, such employee and the Company shall enter into a deferred compensation agreement which specifies the amount and rights of such participant to receive supplemental pension benefits.

  As of the date hereof there are no deferred compensation agreements outstanding under the Deferred Compensation Plan.

                         EMPLOYEE STOCK OWNERSHIP PLAN

  In November 1988, the Company's Board of Directors approved the Chock Full O'Nuts Corporation Employee Stock Ownership Plan ("ESOP") which is a noncontributory plan established to acquire shares of the Company's common stock for the benefit of all eligible employees. In December 1988, March 1989, February 1990, January 1991 and April 1991, the Company loaned the ESOP $1,000,000, $750,000, $1,140,000, $325,000 and $675,000, respectively, to be repaid in equal annual installments over eight years from the date of the loan with interest primarily at 9% and 10%. With the proceeds of the December 1988 and March 1989 loans, the ESOP purchased approximately 110,000 and 85,000 shares of the Company's common stock from certain directors and officers at a price of $8.125 and $8 per share (the then current market prices). With the proceeds of the January 1991 and April 1991 loans, the ESOP purchased approximately 134,000 shares of the Company's common stock from certain directors, officers and employees at prices of $5.625 and $7.75 per share (the then current market prices). Howard Leitner and Martin Cullen sold approximately 57,100 and 12,700, respectively, of such shares, to the ESOP for which they received approximately $429,000 and $120,000. With the proceeds of the February 1990 loan, the ESOP purchased approximately 212,000 shares of the Company's common stock in the open market at prices between $5.50 and $6.50 per share. Each full-time employee of the Company who is not represented by a labor union is eligible to participate in the ESOP on the date which is one year after the date of his employment by the Company. All such participating employees are vested in those shares allocated to their specific accounts after a period of five years. Shares are allocated to participant's accounts annually based upon the annual compensation (up to $200,000) earned by each participant. As the Company makes annual contributions to the ESOP, these contributions are used to repay the loans to the Company, together with accrued interest. Deferred compensation equal to the loans has been recorded as a reduction of stockholders' equity representing the Company's prepayment of future compensation expense. As the loans are repaid, common stock is allocated to ESOP participants and deferred compensation is reduced by the amount of the principal payment on the loans. Marvin I. Haas and Howard M. Leitner are the administrators of the ESOP.

  As of the date of this proxy statement a total of 3,515 shares 3,907 shares, 3,876 shares and 3,360 shares of common stock were allocated to each of the accounts of Messrs. Haas, Leitner, Cullen and Fazzari, respectively.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of October 13, 1994, the shares of the Company's Common Stock owned beneficially by the present directors and nominees of the Company individually and by all present directors, nominees and executive officers of the Company as a group:

                      NAME OF                    COMMON STOCK      PERCENT
                  BENEFICIAL OWNER            BENEFICIALLY OWNED   OF CLASS
                  ----------------            ------------------   --------
        Marvin I. Haas                            1,081,700(1)(2)    10.4%(1)
        Howard M. Leitner                           688,530(1)        6.6%(1)
        Norman E. Alexander                          44,834(3)          *
        Martin J. Cullen                             16,295             *
        Virgil Gladieux                              53,182(4)          *
        Stuart Z. Krinsly                             1,244(5)          *
        Henry Salzhauer                               2,358(6)          *
        R. Scott Schafler                             3,090             *
        David S. Weil                                 1,737             *
        All Directors and executive officers
         as a group (12 persons), including
         the above named persons                  1,293,715(1)(2)    12.4%(1)

- - --------
*  Less than 1% of class.
(1) Includes 613,287 shares owned by the Chock Full O'Nuts Corporation
    Employee Stock Ownership Plan of which Marvin I. Haas and Howard M.
    Leitner are the Administrators and share voting power.
(2) Includes an aggregate of 266,799 shares owned by Steven Schulman and 92,202 shares owned by Dennis Duke, which shares were issued in connection with the Company's acquisition in June 1991 of Hillside Coffee of California, Inc. Such shares are subject to the provisions of an agreement between the Company, Marvin I. Haas, Steven Schulman and Dennis Duke, which agreement provides, among other things, that all shares of stock of the Company owned by Messrs. Schulman and Duke will, for a period of ten years, be voted (i) in favor of the election to the Board of such nominees who shall have been selected by the Board and (ii) in accordance with the recommendation of the Board with respect to all such other matters upon which shareholders shall have a right to vote. In order to insure the obligations of Messrs. Schulman and Duke under the agreement each of Messrs. Schulman and Duke has granted to Mr. Haas an irrevocable proxy with respect to all shares owned by him.
(3) Includes 43,577 shares owned by Galleon Syndication Corporation of which Norman E. Alexander owns 100% of the issued and outstanding capital stock.
(4) Includes 48,593 shares owned by Advanced Restaurant Concepts, Inc. of which Virgil Gladieux owns 100% of the issued and outstanding capital stock.
(5) Represents shares which would be received upon the conversion of $10,000 of the Company's 8% Convertible Subordinated Debentures.
(6) Represents shares which would be received upon the conversion of $20,000 of the Company's 7% Convertible Senior Subordinated Debentures.

  The following tables sets forth, as of October 13, 1994, the shares of the Company's Common Stock owned beneficially by persons known to the Company to own more than five percent of the outstanding shares of the Common Stock of the
Company:

                                 COMMON STOCK      PERCENT
                                 BENEFICIALLY        OF
NAME AND ADDRESS                    OWNED           CLASS
- - ----------------                 ------------      -------
Marvin I. Haas
 Chock Full O'Nuts Corporation
 370 Lexington Avenue
 New York, New York 10017         1,081,700(1)(2)   10.4%(1)(2)
Howard M. Leitner
 Chock Full O'Nuts Corporation
 370 Lexington Avenue
 New York, New York 10017           688,530(1)       6.6%(1)
Chock Full O'Nuts Corporation
 Employee Stock Ownership Plan
 Chock Full O'Nuts Corporation
 370 Lexington Avenue
 New York, New York 10017           613,287(3)       5.9%(3)
Gabelli Funds, Inc.
 One Corporate Center
 Rye, New York 10580              2,309,282(4)      20.4%(4)
Dimensional Fund Advisors Inc.
 1299 Ocean Avenue
 11th Floor
 Santa Monica, California 90401     680,483(5)       6.5%(5)
David L. Babson & Company, Inc.
 One Memorial Drive
 Cambridge, Massachusetts 02142     654,648(6)       6.2%(6)
HB Korenvaes Investments, L.P.
 777 Main Street
 Suite 2750
 Fort Worth, Texas 76102          1,001,376(7)       8.8%(7)

- - --------
(1) See Note 1 "Security Ownership of Certain Beneficial Owners and
    Management".
(2) See Note 2 "Security Ownership of Certain Beneficial Owners and
    Management".
(3) See "Employee Stock Ownership Plan".
(4) Includes 482,664 shares which would be received upon conversion of $4,093,000 of the Company's 7% Convertible Senior Subordinated Debentures and 442,681 shares which would be received on conversion of $3,556,000 of the Company's 8% Convertible Subordinated Debentures. This information has been confirmed to the Company on August 24, 1994.
(5) This information has been confirmed to the Company by Dimensional Fund Advisors, Inc. on September 12, 1994.
(6) Includes 76,651 shares which would be received upon conversion of $650,000 of the Company's 7% Convertible Senior Subordinated Debentures. This information has been confirmed to the Company by David L. Babson & Company on September 19, 1994.

(7) Represents shares which would be received upon conversion of $8,492,000 of the Company's 7% Convertible Senior Subordinated Debentures as confirmed to the Company on September 12, 1994.

                    AMENDMENT TO INCENTIVE COMPENSATION PLAN

  On January 12, 1984, the Board of Directors adopted an Incentive Compensation Plan, approved by the stockholders on March 1, 1984, which provides among other matters, for incentive or non-qualified stock options, stock appreciation rights, performance units, restricted stock and incentive bonus awards (in the form of cash or stock units).

  The purpose of the Plan is to provide incentives to key employees whose performance will contribute to the long-term success and growth of the Company, to strengthen the ability of the Company to attract and retain employees of high competence, to increase the identity of interests of such key employees with those of the Company's stockholders and to help build loyalty to the Company through recognition and the opportunity for stock ownership. All officers and key employees of the Company who are in positions which enable them to make significant contributions to the long-term performance and growth of the Company are eligible to receive awards under the Plan. The Plan is administered by the Board of Directors and the Compensation Committee.

  The maximum aggregate number of shares of Common Stock as to which awards or options may at any time be granted under the Plan is currently 1,190,000 shares (plus any stock dividend shares). As of October 13, 1994, no shares were available for grant under the Plan. Pursuant to the proposal, the Plan would be amended to increase by 150,000 shares the number of shares available for grant under the Plan.

TERMS OF OPTIONS

  The Plan permits the granting of both incentive stock options and non-qualified stock options. Generally the option price of both incentive stock options and non-qualified stock options must be at least equal to 100% of the fair market value of the shares on the date of grant. The maximum term of each option is ten years. For any participant who owns shares possessing more than 10% of the voting rights of the Company's outstanding Common Stock, the exercise price of any incentive stock option must be at least equal to 110% of the fair market value of the shares subject to such option on the date of grant and the term of the option may not be longer than five years. Options become exercisable at such time or times as the Board or the Compensation Committee may determine at the time it grants options.

FEDERAL INCOME TAX CONSEQUENCES

  Non-qualified Stock Options. The grant of a non-qualified stock option will have no immediate tax consequences to the Company or the employee. The exercise of a non-qualified stock option will require an employee to include in his gross income the amount by which the fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses) exceeds the option price.

  Upon a subsequent sale or taxable exchange of the shares acquired upon exercise of a non-qualified stock option, an employee will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares.

  The Company will be entitled (provided applicable withholding requirements are met) to a deduction for Federal income tax purposes at the same time and in the same amount as the employee is in receipt of income in connection with the exercise of a non-qualified stock option.

  Incentive Stock Options. The grant of an incentive stock option will have no immediate tax consequences to the Company or the employee. If the employee exercises an incentive stock option and does not dispose of the acquired shares within two years after the grant of the incentive stock option nor within one year after the date of the transfer of such shares to him (a "disqualifying disposition"), he will realize no compensation income and any gain or loss that he realizes on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. For purposes of calculating the employee's alternative minimum taxable income, however, the option will be taxed as if it were a non-qualified stock option.

ELIGIBILITY

  Members of the Company's Board of Directors who are also employees of the Company are eligible to participate in awards made or options granted under the Incentive Compensation Plan. Of the shares previously granted to employees under the Plan in excess of 90% of such shares were awarded to employees who were officers (both executive and non-executive) and/or directors of the Company. It is anticipated that in excess of 90% of the shares to be granted under the Plan in the future will be awarded to employees who are officers (both executive and non-executive) and/or directors of the Company. The Company has no present plans or understandings to award any shares or grant any options under the Plan to any officers or employees of the Company; except for options to purchase 26,000 shares granted to Marvin I. Haas, the Company's Chief Executive Officer.

  During the fiscal year ended July 31, 1994, the Company granted to Messrs. Marvin I. Haas, Howard M. Leitner, Thomas Donnell, Martin J. Cullen and Anthony Fazzari, respectively, non-qualified options to purchase 224,000 shares (granted August 29, 1994), 16,000 shares, 10,000 shares, 10,000 shares and 10,000 shares and to all employees, including non-executive and non-named officers as a group 63,000 shares.

  The Company believes that the amendment should be approved because of the need to have the ability to issue shares of Common Stock to the key employees upon whose performance and contribution the long-term success and growth of the Company is dependent.

  Approval of the foregoing proposal requires the affirmative vote of a majority of the votes cast.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Directors propose that the stockholders ratify the appointment of Ernst & Young as the Company's independent auditors for 1995. Ernst & Young had been the Company's independent auditors for the last fifteen years. The report of Ernst & Young with respect to the Company's financial statements appears in the Company's annual report for the fiscal year ended July 31, 1994. A representative of Ernst & Young will be at the annual meeting and will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment, the Directors will consider it a directive to consider other auditors for a subsequent year.

  Approval of the foregoing proposal requires the affirmative vote of a majority of the votes cast.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the Company's 1995 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement relating to that meeting not later than July 28, 1995. Such proposals should be addressed to Martin J. Cullen, Secretary, Chock Full O'Nuts Corporation, 370 Lexington Avenue, New York, New York 10017.

                                 OTHER MATTERS

  The management knows of no other business which will be presented for consideration at the Annual Meeting other than that stated in the notice of meeting, except that the minutes of the Annual Meeting of Stockholders held December 17, 1993, will be presented for approval as to form but such action is not to constitute approval or disapproval of any of the matters referred to in such minutes. If, however, any other matters shall properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote the proxies in accordance with their best judgment in such matters.

  The cost of this proxy solicitation and any additional material relating to the meeting which may be furnished to the stockholders will be borne by the Company. In addition, solicitation by telephone, telegraph or other means may be made personally, without additional compensation, by officers, directors and regular employees of the Company. The Company also will request brokers, dealers, banks and voting trustees and their nominees holding shares of record but not beneficially to forward proxy soliciting material to beneficial owners of such shares, and the Company, upon request, will reimburse them for their expenses in so doing. The Company has also retained Hill and Knowlton to aid in solicitation of proxies at an anticipated aggregate cost not in excess of $30,000.

  A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, without exhibits, will be provided without charge to any stockholder submitting a written request. Such request should be addressed to Martin J. Cullen, Secretary, Chock Full O'Nuts Corporation, 370 Lexington Avenue, New York, New York 10017.

                                     By Order of the Board of Directors

                                                       MARTIN J. CULLEN
                                                              Secretary
Dated:New York, New York
October 24, 1994

                         CHOCK FULL O'NUTS CORPORATION
    THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON
                               DECEMBER 16, 1994

  The undersigned hereby appoints Marvin I. Haas and Howard M. Leitner, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of Chock Full O'Nuts Corporation to be held December 16, 1994 at 10:00 A.M., Eastern Standard Time and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of stock of the Company held or owned by the undersigned as indicated on the proposals as more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may come before the meeting.

1. Election of Directors: for a three-year term--Mark A. Alexander, Howard M. Leitner, Henry Salzhauer and R. Scott Schafler.
 [_] FOR all nominees[_] WITHHOLD authority to vote for all nominees.
 [_] FOR all nominees, EXCEPT nominee(s) written below.
 -----------------------------------------------------------------------------
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

2. Proposal to ratify the appointment of independent auditors for 1995.
                            [_] FOR[_] AGAINST[_] ABSTAIN
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

3. Proposal to amend the Company's Incentive Compensation Plan to increase by 150,000 shares the number of shares available for grant under the Plan.
                            [_] FOR[_] AGAINST[_] ABSTAIN
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

                                --------------
                                    (continued and to be signed on reverse side)

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES AND FOR PROPOSAL 2 AND 3.

  The undersigned hereby acknowledges receipt of the Notice of and Proxy Statement for the aforesaid Annual Meeting.

                                            Date and sign exactly as name
                                            appears hereon. Each joint Tenant
                                            must sign. When signing as
                                            Attorney, Executor, Trustee, etc.,
                                            give full title. If signer is
                                            corporation, sign in full
                                            corporate name by authorized
                                            officer.

                                            ...................................
                                                      (Date of Above)

                                            ...................................
                                                (Signature of Stockholder)

                                            ...................................
                                                (Signature of Stockholder)

                            GRAPHICS APPENDIX LIST

PAGE WHERE
GRAPHIC
APPEARS                     DESCRIPTION OF GRAPHIC OR CROSS REFERENCE
- - --------------------------------------------------------------------------------
   9                        Company Performance Graph
- - --------------------------------------------------------------------------------